Exhibit 10.26

[GRAPHIC APPEARS HERE]

Tessera Technologies, Inc. 3099 Orchard Drive San Jose, CA 95134 Phone: (408) 894-0700 Fax: (408) 894-0768

November 19, 2001

Mr. Christopher Pickett

1078 Camino Ramon

San Jose, CA 95125

Dear Chris:

As authorized by Tessera’s Board of Directors on October 16, 2001, if there is a change of control at the Company and within 12 months thereafter either 1) your employment is terminated or, 2) you terminate your employment for good reason, the following terms shall apply:

1.	Severance package consisting of six months of base salary
2.	Twelve months acceleration of unvested shares of common stock

Change of control shall mean:

1.	Any merger or combination with or into a third party, or
2.	The sale of all or substantially all of the assets of the Company

Good reason shall apply under any of the following:

1.	Employee relocation to more than 30 miles from the current facility.
2.	A reduction in base salary or in job related duties.

The terms of this addendum to your employment agreement supercede any earlier conflicting terms in your employment agreement with Tessera. If the foregoing correctly sets forth our understanding, please sign one copy of the letter and return it to Human Resources, whereupon this letter shall constitute a binding agreement.

Sincerely,

/s/ Michael Forman

Michael Forman

Chief Financial Officer

VP Finance & Administration

Agreed to and accepted:

Signature:	/s/ Christoper Pickett
Printed Name:	CHRISTOPER PICKETT
Date:	11/21/01